CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Oppenheimer Government Cash Reserves:

We consent to the use of our report dated September 12, 2017, with respect to the financial statements and financial highlights of Oppenheimer Government Cash Reserves, formerly Oppenheimer Cash Reserves, as of July 31, 2017, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/KPMG LLP
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KPMG LLP

Denver, Colorado

September 26, 2017